UNAUDITED PRO FORMA FINANCIAL STATEMENTS
September 30, 2011

	Historical
	Top Gear, Inc.	LY Retail, LLC	Pro Forma Adjustments	Notes	Pro Forma

ASSETS
CURRENT ASSETS
Cash	$4,383	$86,473	$(4,383)	(2)	$86,473
Prepaid expenses	307	32,100	(307)	(2)	32,100
Total current assets	4,690	118,573	(4,690)		118,573

TOTAL ASSETS	$4,690	$118,573	$(4,690)		118,573

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable & Accrued Liabilities	$26,579	$2,746	$(26,579)	(2)	$2,746
Advance customer payments	90	-	(90)	(2)	-
Note payable	-	60,000	-		60,000
Note payable - related party	-	60,000	-		60,000
Loan payable to directors	25,475	-	(25,475)	(2)	-
TOTAL	52,144	122,746	(52,144)		122,746
Commitments and contingencies

STOCKHOLDERS' DEFICIT
Common Stock $.0001 par, 100,000,000 shares authorized, 8,620,000 shares issued and outstanding	862	-	(862)	(1)	-
1,785,294 shares issued and outstanding	-	-	179	(1)	179
Members’ deficit		(4,173)	4,173	(1)	-
Additional paid-in capital	89,778	-	43,964	(1), (2)	133,742
(Deficit) accumulated during development stage	(138,094)		-		(138,094)
Total stockholders' deficit	(47,454)	(4,173)	47,454		(4,173)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,690	$118,573	$(4,690)		$118,573

To reflect the securities exchange and recapitalization described in Note 2 below

NOTE 1 – Basis of Presentation

The unaudited pro forma consolidated balance sheet as of September 30, 2011 was based on the unaudited balance sheet of Top Gear Inc. (the “Company”) as of September 30, 2011 and the audited balance sheet of LY Retail, Inc. (“Luxeyard”) as of August 31, 2011 combined with pro forma adjustments to give effect to the Securities Exchange (as defined in Note 2 hereof) as if it occurred on September 30, 2011.

These unaudited pro forma financial statements are provided for illustrative purposes and do not purport to represent what the Company’s financial position would have been if such transactions had occurred on the above mentioned dates. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

NOTE 2 – Acquisition, Reorganization and Spin-Out

On November 8, 2011, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with its former principal stockholders, Luxeyard and the former members of Luxeyard pursuant to which the Company acquired all of the membership interests of Luxeyard from the Luxeyard members in exchange for the issuance of 1,785,294 shares of the Company’s common stock to the Luxeyard Members (the “Securities Exchange”).

Immediately prior to the Securities Exchange, the Company contributed substantially all of its assets to TGRE SubCo, Inc. (“SpinCo”), and, in exchange, SpinCo assumed all of the Company’s liabilities. In addition the Company transferred all of its ownership interest in SpinCo to its former principal stockholders in exchange for the cancellation of a total of 7,000,000 shares of the Company’s common stock previously held by such former principal stockholders (the “Spin-Out”).

As a result of this transaction, Luxeyard became a wholly-owned subsidiary of the Company and the former members of Luxeyard became the Company’s controlling stockholders. The transaction was accounted for as recapitalization effected by a Securities Exchange, wherein Luxeyard is considered the acquirer and the Company is considered the acquiree for accounting and financial reporting purposes since the former members of Luxeyard control the combined company following the completion of the transactions. The assets and liabilities of the Company have been brought forward at their book value and no goodwill has been recognized.

NOTE 3 – Pro Forma Notes

(1) To reflect the Securities Exchange and recapitalization described in Note 2.

(2) To reflect the Spin-Out assets and liabilities described in Note 2.

NOTE 4 – Subsequent Events

Immediately following the Securities Exchange, the Company completed a private offering (the “Offering”) of units consisting of an aggregate of (i) 185,294 shares of its common stock, (ii) Series A warrants to purchase 92,647 shares of common stock which have a five-year term and a per share exercise price of $5.10, and (iii) Series B warrants to purchase 92,647 shares of common stock which have a five-year term and a per share exercise price of $10.20. The aggregate purchase price of the units was approximately $630,000.  The units were offered and sold to the subscribers in the Offering (each, a “Subscriber” and collectively the “Subscribers”) pursuant to a subscription agreement (the “Subscription Agreement”).

Certain of the Subscribers (each, a “Bridge Investor” and collectively the “Bridge Investors”) delivered promissory notes issued by Luxeyard prior to the Securities Exchange as payment of such Bridge Investor’s purchase price for the units. To the extent the principal amount of a Bridge Investor’s Bridge Note was greater than such Bridge Investor’s purchase price for the units, the Company, on behalf of Luxeyard, paid the remaining the remaining principal amount of such Bridge Note from the proceeds of the Offering. In accordance with the foregoing, Bridge Notes in the aggregate principal amount of $217,500 were exchanged for units in the Offering and the Company paid $62,500 of the remaining principal amount of the Bridge Notes to the Bridge Investors out of the proceeds from the Offering. As a result, the Bridge Notes are deemed to be cancelled and of no further force and effect.